Filed under Rule 433
File No. 333-131159

CIT Group Inc.

$500,000,000 Floating Rate Senior Notes due March 12, 2009
Final Term Sheet

Issuer:	CIT Group Inc.

Principal Amount:	$500,000,000

Type:	SEC Registered – Registration Statement No. 333-131159

Issue Price:	100%

Underwriters’ Commission:	0.100%

Proceeds to the Issuer:	$499,500,000

Pricing Date:	March 7, 2007

Settlement Date:	March 14, 2007

Maturity Date:	March 12, 2009

Specified Currency:	U.S. Dollars ($)

Interest Payment Dates:	On the Maturity Date and quarterly on March 12, June 12, September 12 and December 12 of each year, provided that if any such day (other than the Maturity Date) is not a Business Day, then the Interest Payment Date will be postponed to the following day that is a Business Day, except that if such Business Day falls in the next succeeding calendar month, such Interest Payment Date will be the immediately preceding Business Day.

First Payment Date:	June 12, 2007

Day Count/Accrual of Interest:	Actual/360. Accrued interest will be computed by adding the Interest Factors calculated for each day from the Settlement Date or from the last date to which interest has been paid or duly provided for up to but not including the day for which accrued interest is being calculated. The “Interest Factor” for each such day will be computed by multiplying the face amount of the Note by the interest rate applicable to such day and dividing the product thereof by 360.

Interest Rate Basis:	Federal Funds (Open) Rate

Spread:	+15 basis points (0.150%)

Interest Rate Calculation:	Federal Funds (Open) Rate determined on the Interest Determination Date plus the Spread.

Initial Interest Rate:	Federal Funds (Open) Rate determined on the Settlement Date plus the Spread.

Interest Reset Dates:	Each Business Day, commencing on March 14, 2007, provided that (a) the Federal Funds (Open) Rate in effect for any day that is not a Business Day shall be the Federal Funds (Open) Rate in effect for the prior Business Day and (b) the Federal Funds (Open) Rate in effect on the second Business Day preceding an Interest Payment Date shall remain in effect for all days following such day prior to such Interest Payment Date.

Interest Determination Date:	Each Interest Reset Date.

Minimum Denomination:	Minimum denominations of $2,000 and integral multiples of $1,000.

Maximum Interest Rate:	Maximum rate permitted by New York law.

Minimum Interest Rate:	0.0%

Exchange Listing:	None

Other Provisions:	“Federal Funds (Open) Rate” means for any Interest Determination Date, the rate on that date for the Federal Funds open rate as that rate is displayed on Bridge Telerate, Inc. (or any successor service) on page 5 (or any other page as may replace that page on that service) (“Telerate Page 5”) or if not available on Telerate Page 5, the Federal Funds open rate at Garvin Guy Butler (or any successor entity). If the Federal Funds open rate does not appear on Telerate Page 5 and is not available from Garvin Guy Butler, or if the rate is not yet published by 9:00 a.m. New York City time, on any Interest Determination Date, then the Federal Funds (Open) Rate will be the Federal Funds open rate as displayed on Bridge Telerate, Inc. (or any successor service) on page 4833 (or any other page as may replace that page on that service) or from Prebon Marshall Yamane (or any successor entity). The Federal Funds (Open) Rate will be calculated on a weighted basis, meaning Friday’s rate will be in effect for Saturday and Sunday.

“Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation (including any executive order) to close in The City of New York.

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The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse Securities (USA) LLC, Goldman Sachs & Co. or HSBC Securities (USA) Inc. will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037, Goldman Sachs & Co. toll-free at 1-866-471-2526 or HSBC Securities (USA) Inc. toll-free at 1-866-811-8049.